Exhibit 23(a)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-78617, 33-54415, 33-58371, 33-60427, 333-44127, 333-73462, 333-110557, 333-110559, 333-118061, 333-124780, and 333-127187 on Form S-8 and Registration Statement Nos. 33-3546, 333-09077, 333-64871, 333-65178 and 333-101349 on Form S-3 of our reports dated February 27, 2006, relating to the consolidated financial statements and financial statement schedule of Southern Company and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Southern Company for the year ended December 31, 2005.

/s/Deloitte & Touche LLP

Atlanta, Georgia

February 27, 2006